FOURTH AMENDMENT TO THE
PARTICIPATION AGREEMENT BY AND BETWEEN
GOLDMAN SACHS VARIABLE INSURANCE TRUST,
GOLDMAN, SACHS & CO.,
GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY, AND GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK

This FOURTH Amendment to the Participation Agreement (the “Amendment”) is made and entered into this __ day of _________, 2014 by and between GOLDMAN SACHS VARIABLE INSURANCE TRUST, a statutory trust formed under the laws of Delaware (the “Trust”), GOLDMAN, SACHS & CO., a New York limited partnership (the “Distributor”), and GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY, a Colorado life insurance company (“GWL&A”) and GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK, a New York life insurance company (“GWL&ANY”) (together with GWL&A, the “Company”), on its own behalf and on behalf of each separate account of the Company referred to herein.

WITNESSETH:

WHEREAS, the Trust, the Distributor and GWL&A entered into a Participation Agreement on May 1, 1999, as amended June 1, 2000, October 1, 2001, and October 1, 2009 (the “Agreement”); and

WHEREAS, the parties desire to add GWL&ANY as a party to the Agreement, and GWL&A and GWL&ANY each desires to be a party to the Agreement as a “Company” as that term is used in the Agreement; and

WHEREAS, the Trust, the Distributor and the Company wish to amend the Agreement (i) to reflect the offering of Advisor Shares of certain series of the Trust, (ii) to update certain sections of the Agreement to permit the parties to deliver the Trust’s Summary Prospectuses (as defined below) pursuant to the requirements of Rule 498 under the Securities Act of 1933, as amended, and (iii) make certain other changes; and

WHEREAS, Article XI of the Agreement provides that the Agreement may be amended by written agreement signed by all of the parties.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Trust, the Distributor and the Company hereby agree as follows:

1.	Unless otherwise noted or amended herein, all terms used in this Amendment shall have the same meaning as in the Agreement.

2.	Except as hereby amended, the Agreement remains in full force and effect in accordance with its terms.

3.
Addition of Parties. GWL&ANY is hereby added as a party to the Agreement; GWL&ANY shall be a Company under the Agreement, subject to provisions of the Agreement applicable to the “Company”; all references in the Agreement to the “Company” shall refer to each of GWL&A and GLW&ANY, severally and not jointly; all references to an “Account” shall refer to an account of the relevant Company; and all references to a “Contract” shall refer to contracts issued by the relevant Company and its Account.

4.	Agreement to be Bound. Each of the parties hereto agrees that upon execution of this Amendment, GWL&ANY shall be a party to the Agreement, as amended herein, and shall be fully bound by, and subject to, all of the covenants, representations, terms and conditions of the Agreement as though an original party to the Agreement and shall be treated as a Company for all purposes under the Agreement.

5.	Addition of Definitions to Article I. The following definitions shall be added to Article I of the Agreement as the Section numbers indicated below:
1.21.    “Applicable Law”- the federal securities laws as defined in Rule 38a-1 under the 1940 Act, any rules promulgated under the federal securities laws, FINRA regulations, any Applicable SEC Guidance, and any state or municipal laws or regulations that may apply to the Trust, the Distributor, the Company, the Accounts, or the Contracts.
1.22.    “Applicable SEC Guidance”-any applicable: (a) SEC release, opinion, or order, as well as any published “no-action” position, written interpretative guidance by the SEC staff; and (b) FINRA interpretive memoranda or notices to members, as well as any written interpretive guidance from the FINRA staff. Applicable SEC Guidance does not include oral statements, speeches, or informal guidance by the SEC or its staff.
1.23.    “FINRA”-The Financial Industry Regulatory Authority, Inc. All references to NASD in the Agreement are replaced with references to FINRA.
1.24.    “Fund Documents”-documents prepared by the Trust that, pursuant to Rule 498(e)(1), must be publicly accessible free of charge at the Web site address shown on the cover page or at the beginning of the Summary Prospectus.
1.25.    “Fund Documents Web Site”-the Web site maintained by the Trust (or its agent) where Contract Owners, prospective Contract Owners, or participants in Participating Plans may access Fund Documents.
1.26.    “Statutory Prospectus”-a prospectus that satisfies the requirements of Section 10(a) of the 1933 Act.
1.27.    “Summary Prospectus”-a prospectus described in paragraph (b) of Rule 498 under the 1933 Act.

6.	Amendment of Definitions in Article I. The definition in Section 1.15 of the Agreement is hereby deleted in its entirety and replaced with the following definition:
1.15.    “Prospectus”-with respect to a Series (or Class) of Trust Shares or a class of Contracts, each version of the definitive Prospectus or Summary Prospectus (where used or required to be used) and supplement thereto filed with the SEC pursuant to Rule 497 under the 1933 Act. With respect to any provision of this Agreement requiring a party to take action in accordance with a Prospectus, Prospectus shall mean the version of the Prospectus for the applicable Series, Class or Contracts filed most recently prior to the taking of such action. For purposes of Article IX, the term “Prospectus” shall include any statement of additional information incorporated therein.

7.	Amendment of Provisions in Article II. Section 2.3(a) of the Agreement is amended to permit confirmations to be sent by electronic mail.

8.	Amendment of Provisions in Article III.
a.    In addition to the representations and warranties set forth in Section 3.1 of the Agreement, the Company represents and warrants that: (a) it is an insurance company duly organized and in good standing under Colorado insurance law (GWL&A); (b) it is an insurance company duly organized and in good standing under New York insurance law (GWL&ANY); (c) it complies with the requirements of Rule 498 under the 1933 Act and Applicable SEC Guidance regarding the Rule in connection with delivery of Summary Prospectuses for the Series and Classes of Trust Shares available under this Agreement, and (d) it maintains policies and procedures reasonably designed to ensure that it can meet obligations in connection with Summary Prospectuses.
b.    In addition to the representations and warranties set forth in Section 3.2 of the Agreement, the Trust represents and warrants that the Trust or its service provider: (a) complies with the requirements of Rule 498 and Applicable SEC Guidance regarding the Rule in connection with the offer and sale of Trust Shares, (b) maintains policies and procedures reasonably designed to ensure that Fund Documents are available on the Fund Documents Web Site in the manner required by Rule 498(e)(1), (e)(2), and (e)(3) and Applicable SEC Guidance related thereto, and (c) as provided by Rule 498(e)(4)(ii), shall take prompt action to ensure that Fund Documents become available in the manner required by Rule 498(e)(1), (e)(2), and (e)(3) and Applicable SEC Guidance as soon as practicable following the earlier of the time it knows or should reasonably have known that the Fund Documents are not available in the required manner.

9.	Amendment of Provisions in Article IV.
a.    The following Sections 4.2A through 4.2H are hereby added to the Agreement:
4.2A.    Delivery of Prospectuses by the Company. The Company shall deliver (or arrange for delivery of) an appropriate Prospectus to each prospective Contract Owner describing in all material respects the terms and features of the Contract being offered. Except as provided below, the Company also shall deliver (or arrange for delivery of) a Summary Prospectus for each Fund that a prospective Contract Owner identifies on his or her application as an intended investment option under a Contract or to which a Contract Owner allocates premium payments to or transfers Contract value. In addition, the Company reserves the right to deliver (or arrange for delivery of) the Statutory Prospectus in place of the Summary Prospectus. The Company shall deliver (or arrange for delivery of) such Summary or Statutory Prospectuses at the times and in the manner required by applicable provisions of the 1933 Act and rules or regulations thereunder and Applicable SEC Guidance.
4.2B.    Specific Requests for Summary Prospectuses. The Company shall not bind together the Summary Prospectuses or Statutory Prospectuses for the Series and Classes available under this Agreement with Summary Prospectuses and Statutory Prospectuses for shares of other investment companies, or any other document except as expressly permitted by and in Rule 498(c)(2) and any Applicable SEC Guidance. The Company shall deliver or provide all Summary Prospectuses and all Statutory Prospectuses in compliance with the Greater Prominence requirements of Rule 498(f)(2) and any Applicable SEC Guidance.
4.2C.    Web Site Posting. The Trust or its service provider shall maintain the Fund Documents Web Site. At the Company’s request, the Trust or its service provider may provide the Company with URLs to the current Fund Documents for use with the Company’s electronic delivery of Fund Documents or on the Company’s Web site. The Company will be responsible for the maintenance of any web links to such URLs on the Company’s Web site. The Trust agrees to use commercially reasonable efforts to employ procedures consistent with industry practices designed to reduce exposure to viruses. However, the Trust and the Distributor make no warranty, express or implied, that the Fund Documents Web Site, the Fund Documents, or any URLs provided will be free from any defects, bugs, errors or malfunctions.
4.2D.    Response to Requests for Additional Fund Documents. Within three (3) Business Days of receiving a request for a paper copy of a Fund Document, the Trust shall promptly send the same to the person requesting it free of charge. Within three (3) Business Days of receiving a request for an electronic copy of a Fund Document, the Trust shall send, by e-mail to the requestor, either a PDF copy of, or an electronic link to, the same free of charge. The Company shall respond in accordance with Rule 498(f)(1) to requests for additional Fund Documents made by a person directly to the Company or one of its affiliates.
4.2E.    Cessation of Use of Summary Prospectus. The Trust shall provide the Company with at least thirty (30) days advance written notice of its intent to cease using the Summary Prospectus delivery option so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus in compliance with Section 4.2A of this Amendment. In order to comply with Rule 498(e)(1), the Trust shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Amendment and Rule 498 for a minimum of 90 days after the termination of any such notice period.
4.2F.    Voting of Trust Shares. In addition to the requirements set forth in Section 4.3 of the Agreement, the Company shall vote Trust shares held in its general account in the same proportion as it votes the applicable Series or Class of Trust shares held by the Accounts for which it has received timely instructions.
4.2G.    Interpretation of Law. The Trust, the Distributor and their affiliates are not responsible or liable for acts or omissions by the Company or the Company’s affiliates taken (or not taken) in reliance upon any statements or representations made by the Trust, the Distributor or any of their affiliates or their legal advisers, to the Company or the Company’s affiliates concerning the applicability of any Applicable Law or Applicable SEC Guidance to the activities contemplated by this Agreement.
The Company and its affiliates are not responsible or liable for acts or omissions by the Trust, the Distributor and their affiliates taken (or not taken) in reliance upon any statements or representations made by the Company or its affiliates or their legal advisers, to the Trust, the Distributor and their affiliates concerning the applicability of any Applicable Law or Applicable SEC Guidance to the activities contemplated by this Agreement.
b.    Sections 4.7 and 4.8 of the Agreement are hereby deleted in their entirety and replaced with the following:
4.7.    Copies of Filings. The Trust and the Company shall provide to each other at least one complete copy of all Registration Statements, Prospectuses, Statements of Additional Information, periodic and other shareholder or Contract Owner reports, proxy statements, information statements, solicitations of voting instructions, applications for exemptions (including applications by the Company to the SEC seeking approval of substitutions of any Fund under Section 26(c) of the 1940 Act), requests for “no-action” letters, and all amendments or supplements to any of the above, that relate to the Trust, the Contracts or the Accounts, as the case may be, promptly after the filing by or on behalf of each such party of such document with the SEC or other regulatory authorities (it being understood that this provision is not intended to require the Trust to provide to the Company copies of any such documents prepared, filed or used by Participating Investors other than the Company and the Accounts). If the Trust, Distributor or any of their affiliates are named in the filing(s), the Company shall send the filings to the contacts listed in Article XII.
4.8.    Regulatory Responses. Each party shall promptly provide to all other parties copies of responses to no-action requests, notices, orders and other rulings received by such party with respect to any filing covered by Section 4.7 of this Agreement. If the Trust, Distributor or any of their affiliates are named in the regulatory response(s), the Company shall send the regulatory response(s) to the contacts listed in Article XII.

10.	Amendment of Provisions in Article V.
a.    The following sentence is added to Section 5.1 of the Agreement: The Company shall deliver the documents listed in this Section 5.1 and any Amendments thereto as required by Applicable Law, including Applicable SEC Guidance.
b.    The following sentence is added to Section 5.5 of the Agreement: With respect to any piece of marketing, advertising, sales literature or other promotional material required to be furnished to the Trust or the Distributor pursuant to this Section 5.5 of the Agreement, the Company shall furnish to the Trust or the Distributor each such piece of advertising, sales literature or other promotional material at least ten (10) days prior to its use.

11.	Amendment of Provisions in Article VI. Sections 6.1 and 6.2 of the Agreement are hereby deleted in their entirety and replaced with the following:
6.1.    Section 817(h). Each Fund of the Trust shall comply with Section 817(h) of the Code and Treasury Regulation 1.817-5 thereunder, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts, to the extent applicable to the Fund as an investment company underlying the Account, and the Trust shall notify the Company immediately upon having a reasonable basis for believing that a Fund has ceased to so comply and will not be able to comply within the grace period afforded by Treasury Regulation 1.817-5, and will immediately take all reasonable steps to adequately diversify the Fund to achieve compliance. Upon reasonable request, the Trust will provide the Company with a certification of compliance with Section 817(h) in such form as the Company and the Trust shall agree.
6.2.    Subchapter M. Each Fund of the Trust shall maintain the qualification of the Fund as a regulated investment company (under Subchapter M or any successor or similar provision), and the Trust shall notify the Company immediately upon having a reasonable basis for believing that a Fund has ceased to so qualify and will not be able to qualify within the grace period afforded by Section 851 of the Code.

12.	Amendment of Provisions in Article VII. Sections 7.1, 7.2 and 7.4 of the Agreement are hereby deleted in their entirety and replaced with the following:
7.1.    Expenses. All expenses incident to each party’s performance under this Agreement (including expenses expressly assumed by such party pursuant to this Agreement) shall be borne by such party to the extent permitted by law, except as otherwise provided below or in a separate agreement.

7.2.    Trust Expenses. Expenses incident to the Trust’s performance of its duties and obligations under this Agreement include, but are not limited to, the costs of:

(a)    registration and qualification of the Trust Shares under the federal securities laws;

(b)    preparation and filing with the SEC of the Trust’s Prospectuses, Summary Prospectuses, Statement of Additional Information, Registration Statement, information statements, proxy statements and other proxy materials, and shareholder reports, and preparation of a “camera-ready” copy of the foregoing;

(c)    preparation of all statements and notices required by Applicable Law;

(d)    provision and maintenance of the Fund Documents Web Site;

(e)    printing of all information statements, proxy statements and other proxy materials, shareholder reports, Prospectuses, Summary Prospectuses and other documents required to be provided by the Trust to its existing shareholders, and providing sufficient copies of the same to the Company for distribution to Contract Owners then invested in Accounts that hold Trust Shares; provided, however, that if the Company prints copies of a Trust Prospectus (or portions thereof) or Summary Prospectus as part of a larger document containing Prospectuses of other investment companies, any expense obligation of the Trust shall be limited only to its share of the cost of printing the document. For this purpose, the Trust’s share shall be the percentage of the total cost of the document represented by the ratio that the number of pages of the Trust’s Prospectus or Summary Prospectus bears to the total number of pages in the document;

(f)    all taxes on the issuance or transfer of Trust Shares;

(g)    payment of all expenses of operating the Trust, including, without limitation, expenses relating to fees for custody, auditing, transfer agency services, legal services, investment management services, and insurance coverage, as well as Trustee compensation and 1940 Act Rule 24f-2 fees in connection with sales of Trust Shares to qualified retirement plans;

(h)    payment of any expenses permitted to be paid or assumed by the Trust pursuant to a Rule 12b-1 Plan and/or shareholder service plan; and

(i)    provision or printing of Trust proxy statements and other proxy materials required in connection with the Company’s obligation to solicit voting instructions from Contract Owners.

7.4.    Other Expenses and Payments. The Trust and the Distributor shall pay no fee or other compensation to the Company under this Agreement. Each party, however, shall, in accordance with the allocation of expenses specified in this Agreement, reimburse other parties for expenses paid by such other parties, but allocated to it. In addition, nothing herein shall prevent the parties from otherwise agreeing to perform, and arranging for appropriate compensation for, services relating to the Trust, the Distributor, the Company or the Accounts.

Notwithstanding anything else in this Agreement, pursuant to any Rule 12b-1 Plan adopted by the Trust, the Trust or any Series or Class thereof may pay the Distributor, and the Distributor may pay the principal underwriter or distributor of one or more classes of Contracts, for activities primarily intended to result in the sale of Trust Shares to the Accounts through which such Contracts are issued. Likewise, pursuant to any shareholder service plan adopted and implemented by the Trust or any Series or Class thereof under Rule 12b-1 of the 1940 Act or otherwise, the Trust or the appropriate Series or Class may pay the Distributor and the Distributor may pay the principal underwriter or distributor of one or more classes of Contracts, or the Company, for activities related to personal service and/or maintenance of Contract Owner accounts and/or administration services, as permitted by such plan.

13.	Amendment of Provisions in Article X.
a.    Section 10.1 of the Agreement is hereby deleted in its entirety and replaced with the following:
10.1.    Relationship of Parties. The Company is to be an independent contractor vis-a-vis the Trust, the Distributor, or any of their affiliates for all purposes hereunder and has no authority to act for or represent any of them (except to the limited extent the Company acts as agent of the Trust pursuant to Section 2.3(a) of this Agreement). In addition, no officer or employee of the Company shall be deemed to be an employee or agent of the Trust, Distributor, or any of their affiliates. The Company does not act as an “underwriter” or “distributor” of Trust Shares, as those terms variously are used in the 1940 Act, the 1933 Act, and rules and regulations thereunder. Likewise, the Company is not a “transfer agent” of the Trust as that term is used in the 1934 Act and rules thereunder. Consistent with the foregoing, the Company is not a “transfer agent” or “administrator” to the Trust as those terms are referenced in Rule 38a-1 under the 1940 Act.
b.    Notices required to be provided by the Company to the Distributor pursuant to Section 10.2(d) of the Agreement shall be given 120 days (rather than 60 days) in advance of effecting any such substitution.
c.    Section 10.8 of the Agreement is hereby deleted in its entirety and replaced with the following:
10.8.    Confidentiality. All “Confidential Information” (as defined in this section) supplied by one party to another party in connection with the negotiation or carrying out of this Agreement shall remain the property of the party providing such information and shall be kept confidential by the receiving party or parties except: (a) as may be required by law, (b) as authorized in writing by the party providing the information, or (c) in the event that such information is otherwise made public. Each party agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Confidential Information means (individually or collectively) proprietary information of the parties to this Agreement, including but not limited to, their inventions, “know-how”, trade secrets, business affairs, prospect lists, product designs, product plans, business strategies, finances, fee structures, etc. Without limiting the generality of the foregoing, Confidential Information includes: (a) information that the disclosing party designates in writing is confidential or proprietary, (b) any non-public personal information or personally identifiable financial information about any Contract Owner or prospective Contract Owner, and (c) information that a reasonable business-person would assume to be confidential or proprietary.

14.	Amendments to Schedules.
Schedule 1, Schedule 2, and Schedule 3 of the Agreement are hereby deleted in their entirety and replaced with the attached Schedule 1, Schedule 2, and Schedule 3.
***SIGNATURE PAGE FOLLOWS***

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer on the date specified below.

GOLDMAN SACHS VARIABLE INSURANCE TRUST
(Trust)

Date:    ___________        By: ___________________________________________
Name:
Title:

GOLDMAN, SACHS & CO.
(Distributor)

Date:    ___________        By: ___________________________________________
Name:
Title:

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
(Company)

Date:    ___________        By: ____________________________________________
Name:
Title:

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK
(Company)

Date:    ___________        By: ____________________________________________
Name:
Title:

SCHEDULE 1

Schedule 1

Accounts of the Company
Investing in the Trust

Effective as of the date of this Agreement, the following separate accounts of the Company are subject to the Agreement:

Name of Separate Accounts	Date Established by Board of Directors of the Company	SEC 1940 Act Registration Number	Type of Product Supported by Account
Prestige Variable Life Account	6/--/09	811-09667	Variable Life
Variable Annuity-1 Series Account of GWL&A	6/--/09	811-07549	Variable Annuity
Variable Annuity-1 Series Account of GWL&ANY	6/--/09	811-08183	Variable Annuity
Variable Annuity-2 Series Account of GWL&A	6/--/09	811-05817	Variable Annuity
Variable Annuity-2 Series Account of GWLA&NY	6/--/09	811-05961	Variable Annuity

Schedule 2

Classes of the Contracts
Supported by Separate Accounts
Listed on Schedule 1

Effective as of the date of this Agreement, the following classes of Contracts are subject to the Agreement:

Policy Marketing Name	SEC 1933 Act Registration Number	Contract Form Number	Annuity or Life
Great-West Smart Track II Variable Annuity of GWL&A	333-189114	Smart Track II	Annuity
Great-West Smart Track II Variable Annuity of GWL&ANY	333-189440	Smart Track II	Annuity
Great-West Smart Track Variable Annuity of GWL&A	333-176926	Smart Track	Annuity
Great-West Smart Track Variable Annuity of GWL&ANY	333-177070	Smart Track	Annuity
Prestige Variable Life Account	333-162249	Prestige	Life
Schwab Advisor Choice Variable Annuity of GWL&A	333-194099	Schwab Advisor Choice	Annuity
Schwab Advisor Choice Variable Annuity of GWL&ANY	333-194100	Schwab Advisor Choice	Annuity
Schwab OneSource Annuity of GWL&A	333-52956	Schwab OneSource	Annuity
Schwab OneSource Annuity of GWL&ANY	333-147743	Schwab OneSource	Annuity
Schwab OneSource Choice Variable Annuity of GLW&A	333-194043	Schwab OneSource Choice	Annuity
Schwab OneSource Choice Variable Annuity of GLW&ANY	333-194044	Schwab OneSource Choice	Annuity
Schwab Select Annuity of GWL&A	333-01153	Schwab Select	Annuity
Schwab Select Annuity of GWL&ANY	333-130820	Schwab Select	Annuity
Varifund Advisor Variable Annuity	333-162251	Varifund Advisor	Annuity
Varifund Plus Variable Annuity	333-162252	Varifund Plus	Annuity
Varifund Variable Annuity	333-162251	Varifund	Annuity

Schedule 3

Trust Classes and Series
Available Under
Each Separate Account

Effective as of the date of this Agreement, the following Trust Classes and Series are available under the Contracts:

Separate Account	Trust Classes and Series
Variable Annuity-1 Series Account of GWL&A	All Series of Goldman Sachs Variable Insurance Trust (Advisor/Service/Institutional)
Variable Annuity-1 Series Account of GWL&ANY	All Series of Goldman Sachs Variable Insurance Trust (Advisor/Service/Institutional)
Variable Annuity-2 Series Account of GWL&A	All Series of Goldman Sachs Variable Insurance Trust (Advisor/Service/Institutional)
Variable Annuity-2 Series Account of GWL&ANY	All Series of Goldman Sachs Variable Insurance Trust (Advisor/Service/Institutional)
Prestige Variable Life Account	All Series of Goldman Sachs Variable Insurance Trust (Advisor/Service/Institutional)